UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 18, 2011

Dear Shareholder:

             You are invited to attend the Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”), which will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, April 27, 2011 at 9:00 a.m. (EDT).

This year, we are again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet.  We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of the Meeting.  On March 18, 2011, we mailed to our beneficial shareholders a Notice containing instructions on how to access our Proxy Statement and Annual Report and how to vote online.  All other shareholders will continue to receive a paper copy of the Proxy Statement, Proxy Card and Annual Report by mail.  The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet if you received them by mail this year.

The notice of meeting and Proxy Statement on the following pages cover the formal business of the Meeting.  Whether or not you expect to attend the Meeting, please sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Meeting and vote in person, you will, of course, have that opportunity.

            Your continuing interest in the business of the Company is gratefully acknowledged.  We hope many shareholders will attend the Meeting.

Sincerely,

J. Powell Brown Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue Daytona Beach, Florida 32114	3101 West Martin Luther King Jr. Boulevard Suite 400 Tampa, Florida 33607
_____________________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 27, 2011

The Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”) will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, April 27, 2011 at 9:00 a.m. (EDT), for the following purposes:

1.	To elect eleven (11) nominees to the Company’s Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2011;

3.	To conduct an advisory vote to approve the compensation of the Named Executive Officers;

4.	To conduct an advisory vote on the desired frequency of holding an advisory vote on the compensation of the Named Executive Officers; and

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 18, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any postponements or adjournments of the Meeting.

For your convenience, we are also offering an audio webcast of the Meeting.  To access the webcast, please visit the “Investor Relations” section of our website (www.bbinsurance.com) shortly before the Meeting time and follow the instructions provided.  A replay of the webcast will be available on our website beginning the afternoon of April 27, 2011, and continuing for 30 days thereafter.

Your vote is important.  Please vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not you intend to be present at the Meeting.

By Order of the Board of Directors

Laurel L. Grammig Secretary

Tampa, Florida
March 18, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on April 27, 2011

The Proxy Statement and Annual Report to Shareholders are available at:
www.proxy.bbinsurance.com

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

On March 18, 2011, we mailed to our beneficial shareholders of record as of the close of business on February 18, 2011 a notice containing instructions on how to access this Proxy Statement and our Annual Report online and how to vote online (the “Notice”), and thereafter, we began mailing these proxy materials to all other shareholders.  These proxy materials are made available to shareholders in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc. to be voted at the Annual Meeting of Shareholders, to be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118 at 9:00 a.m. (EDT) on Wednesday, April 27, 2011, and at any postponement or adjournment thereof (the “Meeting”).  The close of business on February 18, 2011 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.  At the close of business on the record date, we had outstanding 142,557,243 shares of $.10 par value common stock, entitled to one vote per share.

As permitted by the Securities and Exchange Commission (“SEC”) rules, Brown & Brown, Inc. is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet.  If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail (unless you request them, as described below and explained in the Notice).  Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report.  The Notice also instructs you on how you may vote online.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting.  If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified.  If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors.  The Board of Directors recommends a vote FOR the election of eleven (11) nominees as directors; a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2011; a vote FOR approval, on an advisory basis, of the compensation of the Named Executive Officers; and a vote for ONE YEAR, on an advisory basis, as the desired frequency of holding an advisory vote on the compensation of the Named Executive Officers.  The Board of Directors knows of no other matters that may be brought before the Meeting.  However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If your shares are held in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your broker, bank or nominee.  Under the rules of the New York Stock Exchange (the “NYSE”), your broker, bank or nominee is permitted to vote your shares on the second proposal concerning the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2011 even if your broker, bank or nominee has not been given specific voting instructions as to this matter.  Your broker, bank or nominee is not permitted to vote your shares on the first, third and fourth proposals.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Secretary at 3101 West Martin Luther King, Jr. Blvd., Suite 400, Tampa, Florida 33607, or by email to annualmeeting@bbins.com; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.  Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, American Stock Transfer & Trust Company, LLC, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.  A quorum is present when a majority in interest of all the common stock outstanding is represented by shareholders present in person or by proxy.

Shares of the common stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted “FOR” the election of all nominees for the Board of Directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s financial statements for the 2011 fiscal year, “FOR” the approval, on an advisory basis, of the compensation of named executive officers, and “FOR” the recommendation, on an advisory basis, that advisory votes on named executive officers’ compensation occur annually.

A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Meeting or any adjournment thereof.

If the shares you own are held in “street name” by a broker or other nominee entity and you provide instructions to the broker or nominee as to how to vote your shares, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions.  Under the NYSE rules, certain proposals, such as the ratification of the appointment of the Company’s independent auditors, are considered “routine” matters and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, such as the election of directors, the “say on pay” advisory vote, and the “say when on pay” advisory vote, brokers and other nominee entities may not vote unless they have received voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

Broker non-votes, as well as properly executed proxies marked ABSTAIN, will be counted for purposes of determining whether a quorum is present at the Meeting.

If a quorum is present, the eleven (11) nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number may be a plurality.

In order to pass, each of Proposals 2, 3 and 5 must receive the affirmative vote of a majority of the shares entitled to be cast on the Proposal.  An abstention is considered as present and entitled to vote.  Because each of Proposals 2, 3 and 5 requires the affirmative vote of a majority of the shares entitled to be cast on the Proposal, an abstention will have the effect of a vote against each of Proposals 2, 3 and 5.  A broker non-vote, on the other hand, is not considered “entitled to vote.”  Therefore, broker non-votes will not have an effect on Proposals 2, 3 and 5.

With respect to Proposal 4, the frequency receiving the greatest number of votes (one, two or three years) will be considered the frequency approved by stockholders. Abstentions and broker non-votes will have no effect on the vote.

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.  Also, Alliance Advisors, LLC may solicit proxies on our behalf at an approximate cost of $5,000, plus reasonable expenses.  Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet.  We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals.  We will pay all of the costs of solicitation of proxies.

Our executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601) and 3101 West Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607 (telephone number (813) 222-4100).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 18, 2011, information as to our common stock beneficially owned by (1) each of our directors, (2) each current and former executive officer named in the Summary Compensation Table, (3) all of our directors and current executive officers as a group, and (4) any person whom we know to be the beneficial owner of more than five percent of the outstanding shares of our common stock:

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)(3)(4)	PERCENT OF TOTAL
J. Hyatt Brown(5)	21,531,035	15.10%
Samuel P. Bell, III	26,379	*
Hugh M. Brown(6)	11,479	*
J. Powell Brown(7)	1,479,343	*
Bradley Currey, Jr.	300,579	*
Theodore J. Hoepner	44,379	*
Toni Jennings	12,044	*
Timothy R.M. Main	1,298	*
Wendell S. Reilly(8)	102,329	*
John R. Riedman	55,025	*
Chilton D. Varner(9)	23,469	*
C. Roy Bridges(10)	260,368	*
J. Scott Penny(11)	488,856	*
Cory T. Walker	362,660	*
All current directors and executive
officers as a group (24 persons)	26,724,358	18.75%
Thomas E. Riley(12)	374,713	*
801 International Pkwy, 5th Floor
Lake Mary, FL 32746
BlackRock, Inc.(13)	7,782,636	5.46%
40 East 52nd Street
New York, NY 10022

_______________
*      Less than 1%.

(1)	Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)
Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission (“SEC”) rules, includes shares as to which a person has or shares voting power and/or investment power. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(3)
The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of December 31, 2010: Mr. Powell Brown – 14,940; Mr. Walker – 27,617; Mr. Bridges – 0; Mr. Penny- 23,091; and all current directors and officers as a group – 150,633.  The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted and as to which the first condition of vesting has been satisfied under our Performance Stock Plan (“PSP”) as of February 18, 2011: Mr. Powell Brown – 79,872; Mr. Walker – 89,642; Mr. Bridges – 125,746; Mr. Penny – 150,990; and all current directors and officers as a group – 932,903.  The number and percentage of shares owned by Mr. Powell Brown also includes 37,408 shares which Mr. Powell Brown has been granted and as to which the first condition of vesting has been satisfied under our 2010 Stock Incentive Plan (“SIP”).  These PSP and, in the case of Mr. Powell Brown, SIP shares have voting and dividend rights due to satisfaction of the first condition of vesting based on stock price performance, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

(4)
On March 23, 2003, the indicated number of options was granted to the following persons under the 2000 Incentive Stock Option Plan (“ISO Plan”): Mr. Powell Brown – 50,000; Mr. Walker – 50,000; Mr. Bridges – 126,016; Mr. Penny – 80,000; all current directors and officers as a group – 484,242.  Of these granted amounts, the indicated number of options were exercisable by the following persons under the ISO Plan as of February 18, 2011: Mr. Powell Brown – 0; Mr. Walker – 0; Mr. Bridges – 0; Mr. Penny – 54,656; all current directors and officers as a group – 58,972; the underlying shares are therefore deemed to be beneficially owned.   On February 27, 2008, the indicated number of options was granted to the following persons under the ISO Plan: Mr. Powell Brown – 175,000; Mr. Walker – 100,000; Mr. Bridges – 130,000; Mr. Penny – 100,000; all current directors and officers as a group – 890,000.  Of these granted amounts, the indicated number of options was exercisable by the following persons under the ISO Plan as of February 18, 2011:  Mr. Powell Brown – 29,589; Mr. Walker – 14,589; Mr. Bridges – 20,589; Mr. Penny – 20,000; all current directors and officers as a group – 150,945.

(5)
Of the shares beneficially owned by Mr. Hyatt Brown, 21,436,328 are held of record by Ormond Riverside Limited Partnership, of which Swakopmund, Inc. is the General Partner that has voting and investment power over such shares.  Swakopmund, Inc. is 100% owned by the Swakopmund Trust of 2009, a revocable trust created by Mr. Hyatt Brown, who is the sole trustee thereof and retains the sole voting and investment powers with respect to all the shares of Swakopmund, Inc.  The balance of 26,707 shares is beneficially owned jointly with Mr. Hyatt Brown’s spouse, and these shares have shared voting and investment power.  An additional 68,000 are held in an IRA account.

(6)	Mr. Hugh Brown’s ownership includes 400 shares owned by his spouse, as to which he disclaims beneficial ownership.
(7)	Mr. Powell Brown’s ownership includes 5,045 shares owned by children living in his household, as to which he disclaims beneficial ownership.
(8)	Mr. Reilly’s ownership includes 97,000 shares are pledged as security.
(9)	Ms. Varner’s ownership includes 13,600 shares that are pledged as security for a line of credit with a financial institution.
(10)	Mr. Bridges’ ownership includes 810 shares owned by his spouse, as to which he disclaims beneficial ownership.
(11)
Mr. Penny’s ownership includes 90,685 shares that are pledged as security for a line of credit with a financial institution, and 96 shares owned by children living in his household, as to which he disclaims beneficial ownership.

(12)	Mr. Riley’s employment ceased January 3, 2011. As of January 5, 2011, he owned 374,713 shares, including 3,620 shares owned by his spouse, as to which he disclaims beneficial ownership.
(13)
According to a Schedule 13G filed on or around February 3, 2011, BlackRock, Inc., a registered investment adviser, has sole voting and sole dispositive power with respect to all of these shares as a result of its role as investment adviser or sub-adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

MANAGEMENT
Directors and Executive Officers

Set forth below is certain information concerning our current directors and executive officers. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

NAME	POSITION	AGE	YEAR FIRST BECAME A DIRECTOR
J. Hyatt Brown	Chairman of the Board	73	1993
Samuel P. Bell, III	Director	71	1993
Hugh M. Brown	Director	75	2004
J. Powell Brown	Chief Executive Officer, President and Director	43	2007
Bradley Currey, Jr.	Director	80	1995
Theodore J. Hoepner	Director	69	1994
Toni Jennings	Director	61	2007*
Timothy R.M. Main	Director	45	2010
Wendell S. Reilly	Director	53	2007
John R. Riedman	Director	82	2001
Chilton D. Varner	Director	68	2004
C. Roy Bridges	Regional President	61	—
Linda S. Downs	Regional President	61	—
Charles H. Lydecker	Regional President	47	—
J. Scott Penny	Regional President and Chief Acquisitions Officer	44	—
Sam R. Boone, Jr.	Regional Executive Vice President	57	—
Kenneth R. Masters	Regional Executive Vice President	57	—
Michael J. Riordan	Regional Executive Vice President	62	—
Anthony T. Strianese	Regional Executive Vice President	49
Cory T. Walker	Senior Vice President, Treasurer and Chief Financial Officer	53	—
Robert W. Lloyd	Vice President and General Counsel	46
Laurel L. Grammig	Vice President, Secretary and Chief Corporate Counsel	52	—
Thomas M. Donegan, Jr.	Vice President, Assistant Secretary and Chief Acquisitions Counsel	40	—
Richard A. Freebourn, Sr.	Vice President, Internal Operations	63	—
* Ms. Jennings previously served on our Board of Directors from 1999 until April 2003.

J. Hyatt Brown. Mr. Brown has been our Chairman of the Board of Directors since 1994.  Mr. Brown was our Chief Executive Officer from 1993 to July 1, 2009 and our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of International Speedway Corporation, Next Era Energy, Inc., and Verisk Analytics, Inc. (formerly Insurance Services Office), each a publicly-held company.  Until January 2010, he served on the Board of Rock-Tenn Company, until April 2008, he served on the Board of SunTrust Banks, Inc. (“SunTrust”), and until December 2006, he served on the Board of BellSouth Corporation, each a publicly-held company.  Mr. Brown is currently a member of the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100.  Mr. Brown served as Chairman of the Council of Insurance Agents & Brokers from 2004 to 2005 and is a past Vice Chairman of the Florida Residential Property and Casualty Joint Underwriting Association.  One of Mr. Brown’s sons, J. Powell Brown, is employed by us as President and, since July 1, 2009, Chief Executive Officer, and has served as a director since October 2007.  Mr. Brown’s extensive business and industry experience, knowledge of our company, service on boards of other publicly-traded companies and proven leadership ability are just a few of the attributes that make him uniquely qualified to serve and Chair our Board.

Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002.  Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.  He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, Member of the Florida Public Health Institute, and a member of the Board of Directors of the Florida Children’s Home Society.  Mr. Bell is a former member of the Florida Elections Commission, and past Chairman of the Florida Legislature’s Commission on Local Government II.  Mr. Bell’s extensive legal experience and familiarity with issues relating to Florida legislative and regulatory matters, along with his service as current Chairman of the Compensation Committee and member of the Acquisition Committee, are among the factors that were considered with respect to his nomination for re-election to the Board.

Hugh M. Brown.  Mr. Brown founded BAMSI, Inc., a full-service engineering and technical services company, in 1978 and served as its Chief Executive Officer until his retirement in 1998.  Mr. Brown currently serves as a member of the Advisory Board of Directors of SunTrust Bank of Orlando, the Florida Council of 100 and the Florida Council on Economic Education.  He is a past Chairman of the Federal Reserve Bank of Atlanta, and previously served on the Florida Commission on Education, and as Chairman of the Spaceport Florida Authority (now Florida Space Authority) Board of Supervisors.  Mr. Brown was named Small Business Person of the Year, 1985, by the U.S. Small Business Administration, and Regional Minority Small Business Person of the Year for the Atlanta region. In 1991, he received the U.S. Small Business Administration’s Graduate of the Year Award.  He is an inductee of the Junior Achievement Business Hall of Fame for East Central Florida and recipient of the Ernst & Young Entrepreneur of the Year - Services Category - in 1993 for the State of Florida.  Mr. Hugh Brown’s business experience, leadership abilities and proven value in leading the Audit Committee, of which he is a past chair and a current member, and his service on the Nominating/Corporate Governance Committee are among the features considered in his nomination for re-election to the Board.

J. Powell Brown.  Mr. Powell Brown was named Chief Executive Officer in July 2009.  He has been our President since January 2007 and was appointed to be a director in October 2007. Prior to that time, he had served as one of our Regional Executive Vice Presidents since 2002. Mr. Powell Brown was previously responsible for overseeing certain of our wholesale brokerage operations as well as the public entity business of certain of our subsidiaries located in Florida, Georgia, Illinois, Indiana, New Jersey, North Carolina, Oklahoma, Pennsylvania, Texas, Virginia and Washington, and was also responsible for our Service Division operations and for Florida Intracoastal Underwriters, a subsidiary that administers a specialty program offering insurance coverage for Florida condominium properties. From 1998 to 2003, Mr. Powell Brown served as profit center leader of our Orlando, Florida retail office. Prior to that, Mr. Powell Brown served as an account executive and then as Marketing Manager in our Daytona Beach, Florida retail office from 1995 to 1998.  Mr. Powell Brown has served on the Board of Directors of Rock-Tenn Company, a publicly-held company, since January 2010.  He previously served on the Board of Directors of the SunTrust Bank/Central Florida, as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and as a member of the Board of Directors of Junior Achievement of Central Florida, and the Bolles School Board of Visitors.  He also serves on the Board of Directors of the Boggy Creek Gang Camp.  Mr. Powell Brown is the son of our Chairman, J. Hyatt Brown.  Mr. Powell Brown’s work in all divisions of our Company, leadership experience at every level of our Company and accession to the position of Chief Executive Officer are among the qualities considered in connection with his nomination for re-election to the Board.

Bradley Currey, Jr.  Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a publicly-held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn Company. From 1953 until 1976, Mr. Currey was employed by Trust Company of Georgia, a publicly-held commercial bank and bank holding company, where he served as Chief Financial Officer and was a member of the Board of Directors from 1972-1976.  Mr. Currey previously served as a member of the Board of Directors and Executive Committee of Rock-Tenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly-traded company, and a member of the Board of Directors of Fresh Frozen Foods, Inc.  Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia.  He is also a past Chairman of the Federal Reserve Bank of Atlanta and the Metro Atlanta Chamber of Commerce.  Mr. Currey is the designated Lead Director of the Board.  He previously chaired our Nominating/Corporate Governance Committee, on which he continues to serve as a member, and is a member of our Audit Committee and our Acquisition Committee.  Mr. Currey’s business experience, proven leadership abilities, financial accounting and management expertise, as well as successful fulfillment of the duties associated with his years of service as Chairman of the Nominating/Corporate Governance Committee and as our Lead Director, are all considered in connection with his nomination for re-election to the Board.

Theodore J. Hoepner. Mr. Hoepner served as Vice Chairman of SunTrust from January 2000 to December 2004 and as Vice Chairman of SunTrust Bank Holding Company from January 2005 until June 2005, when he retired.  From January 2000 to December 2004, he served as Vice Chairman of SunTrust. From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.  He is a past Chairman of the Florida Prepaid College Board, the Board of Trustees of Rollins College, the Economic Development Commission of Mid-Florida, the Heart of Florida United Way, the Greater Miami Chamber of Commerce, the Beacon Council of Miami, Florida, and the Financial Executives Institute of Jacksonville, Florida.   Mr. Hoepner’s years of experience in the banking industry, including extensive experience in management, make him a valuable addition to the Board, and he currently chairs the Audit Committee, and serves as a member of the Compensation Committee and Acquisition Committee, which he previously chaired.  All of these attributes were among the factors considered in connection with his nomination for re-election to the Board.

Toni Jennings.  Ms. Jennings serves as Chairman of the Board of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando, Florida, and Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida.  From 2003 through 2006, Ms. Jennings served as Lieutenant Governor of the State of Florida.  She was the President of Jack Jennings & Sons, Inc. and Secretary and Treasurer of Jennings & Jennings, Inc. from 1982 to 2003.  Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She served in the Florida House of Representatives from 1976 to 1980. She is a member of the Board of Directors of FPL Group, Inc., a publicly-held company, SunTrust Bank/Central Florida, The Nemours Foundation, and the Foundation for Florida’s Future, and she is past Chair of the Board of the Florida Chamber of Commerce.  She previously served as the Chair of Workforce Florida, Incorporated, and as a Director with the Salvation Army Advisory Board, the University of Central Florida Foundation, Enterprise Florida, and the Florida Partnership for School Readiness.  Ms. Jennings’ experience as owner and operator of a successful business, and her years of service in the legislative and executive branches of the State of Florida are features considered in concluding that she should continue to serve as a director of the Company.  Ms. Jennings serves on our Audit Committee and our Compensation Committee.

Timothy R.M. Main.  Mr. Main was named to the Board in October 2010.  He is a Managing Director of JPMorgan, a global investment bank, and was previously responsible for oversight of the firm’s West Coast region and its Equity Capital Markets group.  Mr. Main has been with JPMorgan for more than 23 years.  From 2001 to 2010 he served as Head of JPMorgan’s North America Financial Institutions Group and Co-Head of JPMorgan’s Global Financial Institutions Group.  From 1991 to 1994, he worked as assistant to Dennis Weatherstone, who was the CEO of JPMorgan at that time.  Mr. Main’s extensive experience with complex financial transactions and acquisitions, as well as his broad knowledge of the insurance industry acquired throughout his career, are key components considered in nominating Mr. Main for election to the Board.

Wendell S. Reilly. Mr. Reilly is the Managing Partner of Grapevine Partners, LLC, of Atlanta, Georgia, a private company.  He recently joined Peachtree Equity Partners II as a General Partner.  Previously, he was Chairman and Chief Executive Officer of Grapevine Communications, LLC, a group of local television stations.  Earlier, he was the Chief Financial Officer of The Lamar Corporation and Haas Publishing Companies. Mr. Reilly currently serves on the Board of Directors of Lamar Advertising Company and The Wesley Woods Center. He is also on the Board of Trustees of Emory University and The Paideia School in Atlanta. Mr. Reilly is a graduate of Emory College and earned his MBA in Finance from Vanderbilt University.  Mr. Reilly’s business background and experience, including years of service with The Lamar Corporation and Haas Publishing Companies, both publicly-traded companies in which the families of their respective founders hold significant ownership interests, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure, financing and acquisition structure.  Additionally, Mr. Reilly’s contributions as a member of both our Audit Committee and our Nominating/Corporate Governance Committee were also taken into consideration in connection with his nomination for re-election to the Board.

John R. Riedman. Mr. Riedman has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. From January 2001 through July 2002, he was employed as Vice Chairman of Brown & Brown of New York, Inc., one of our subsidiaries. Mr. Riedman is a Trustee and the Chairman of the Finance Committee of ViaHealth, a Rochester-based healthcare services network.  He serves as President of 657 Corporation (a subsidiary of Rochester Museum & Science Center) and is a past Chairman of the Board of the Rochester Museum & Science Center.  He also serves as President of the Monroe County Sheriff’s Foundation. He previously served on the Board of Directors of High Falls Brewing Company, LLC, the New York State Thruway Authority and the New York State Canal Corporation. Mr. Riedman served as a Director and Chairman of the Audit Committee of Fleet Financial Group, a publicly-held company, from 1988 to 1999, and as a board member of Genesee Hospital, serving as Chairman of its Finance and Building Committees.  He served as a member of the Public Affairs Committee of the United States Chamber of Commerce and as a Delegate to the White House Conference on Small Business, and is a former member of the Federal Personnel Interchange Commission, the National Flood Insurance Advisory Committee, and the Monroe County Airport Advisory Committee, of which he is a past Chairman.  Mr. Riedman’s years of experience as a leader of Riedman Insurance, a successful insurance intermediary based in Rochester, New York, with operations in more than 12 states throughout the country at the time it was acquired by the Company in 2001, make him a valuable addition to the Board. In particular, he offers insights concerning acquisition opportunities and structure, regulatory matters involving agents and brokers and various facets of the Company’s operations that derive from his familiarity with issues unique to insurance agents and brokers.

Chilton D. Varner.  Ms. Varner has been a member of the law firm of King & Spalding in Atlanta, Georgia since 1976 and a partner since 1983. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law’s Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation’s top ten women litigators. With more than 25 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. The author of many books and articles on areas of interest in her practice, she has also served as a member of the faculty of the Trial Academy of the International Association of Defense Counsel and regularly presents at bar association meetings around the country. She has been a Trustee of Emory University since 1995 and also serves on the Board of the Atlanta Symphony Orchestra.  She served on the Board of Wesley Woods Geriatric Center from 1996 to 2007.  As a practicing attorney and partner of one of the nation’s premier law firms, and a counselor to businesses, their directors and management concerning risk and risk control, Ms. Varner brings a depth of experience and a wealth of unique and valuable perspectives to our Board. She chairs the Nominating/Corporate Governance Committee and previously chaired the Compensation Committee, of which she continues to serve as a member.

C. Roy Bridges. Mr. Bridges has been one of our Regional Presidents since April 2010, and serves as director and as an executive officer for several of our subsidiaries.  He served as one of our Regional Executive Vice Presidents from 2001 to 2010.  Since 1998, Mr. Bridges has overseen retail operations in the west coast of Florida, as well as retail and brokerage profit centers in Arkansas, California, Colorado, Louisiana, Nevada, New Mexico, Oklahoma, Oregon, Tennessee and Texas. Prior to undertaking his current duties, Mr. Bridges served as profit center leader of our Tampa, Florida retail office from 1998 to 2001, as profit center leader of our Fort Myers, Florida retail office from 1993 to 1998, and as profit center leader of our Brooksville, Florida retail office prior to that time.  He served as 2002 Chairman of the CNA Florida Pacer program, and is a past Board member of the Hernando County Committee of 100, the Salvation Army, and the Lee County Committee of 100, and a past member of Leadership Southwest Florida.

Linda S. Downs. Ms. Downs was promoted to Regional President in January 2011, and serves as a director and as an executive officer for several of our subsidiaries.  She served as one of our Regional Executive Vice Presidents from 2001 to 2010.  She served as Senior Executive Vice President of Leadership Development from April 2010 to January 2011 and as Executive Vice President for Leadership Development from 2001 to April 2010.  Ms. Downs also oversees Halcyon Underwriters in Maitland, Florida and retail operations in Delaware, Georgia, Illinois, Kentucky, Michigan, Minnesota, New Jersey, New York, Ohio, Pennsylvania, South Carolina and Wisconsin.  Additionally, Ms. Downs is responsible for the Company’s Benefits Department.  Prior to undertaking her current duties, she founded and served as profit center leader of our Orlando, Florida retail office from 1980 to 1998.  Ms. Downs is actively involved with Habitat for Humanity, and is a past member of the Florida Symphony Board, the Downtown (Orlando) Women’s Executive Council and Presidential Advisory Board of Embry-Riddle Aeronautical University.

Charles H. Lydecker. Mr. Lydecker was promoted to Regional President in January 2011 and serves as director and as an executive officer for several of our subsidiaries.  He served as one of our Regional Executive Vice Presidents from 2002 to 2011.  Mr. Lydecker oversees retail profit center operations of certain of our subsidiaries in Arizona, central and northern Florida, New Jersey, New York, Texas and Virginia.  From January 1999 until 2003, and commencing again in 2004 until 2006, Mr. Lydecker served as profit center leader of our Daytona Beach, Florida retail office.  Prior to that, Mr. Lydecker served as an account executive from 1990 to 1995 and as sales manager from 1995 to 1999 at the same location.  Mr. Lydecker was recently appointed Chairman of The Florida Birth Related Neurological Injury Compensation Association (NICA), and he serves as Vice Chairman of the Florida Ethics Commission, a Director of Gateway Banks of Florida and Stonewood Holdings, LLC (a Florida-based restaurant chain), and Vice-Chairman of the Florida Self-Insurers Guaranty Association.  He is also a member of the Board of Trustees of American University in Washington, D.C.  Mr. Lydecker is a Director of Associated Industries of Florida, and is a past Director and past Chairman of Futures Public Education Foundation, the United Way of Volusia/Flagler (FL) Counties, and Boy Scouts of America in Daytona Beach.  He has twice served as Chairman of the Daytona Beach/Halifax Area Chamber of Commerce.  Mr. Lydecker is also past Chairman of the Florida Housing Finance Corporation and a past President of the Volusia/Flagler Chapter of the Florida Association of Independent Agents.

J. Scott Penny.  Mr. Penny has been one of our Regional Presidents since July 2010 and our Chief Acquisitions Officer since January 2011 and serves as director and as an executive officer for several of our subsidiaries.  He served as Regional Executive Vice President from 2002 to July 2010.  Mr. Penny oversees retail operations in Connecticut, Illinois, Indiana, Kentucky, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Washington.  Commencing in 2010, Mr. Penny also oversees the operations of Axiom Re, Inc. in Florida and North Carolina. From 1999 until January 2003, Mr. Penny served as profit center leader of our Indianapolis, Indiana retail office.  Prior to that, Mr. Penny served as profit center leader of our Jacksonville, Florida retail office from 1997 to 1999.  From 1989 to 1997, Mr. Penny was employed as an account executive and marketing representative in our Daytona Beach, Florida office.

Sam R. Boone, Jr.  Mr. Boone has been one of our Regional Executive Vice Presidents since January 2009, and serves as director and as an executive officer for several of our subsidiaries.  Mr. Boone is responsible for the Company’s Services Division and Public Entity operations in Colorado, Florida, Illinois, Indiana, Massachusetts, New Jersey and Washington.  Since 1992, Mr. Boone has served as the profit center leader of United Self Insured Services, Inc. (“USIS”) based in Orlando, Florida.  Mr. Boone joined our predecessor corporation, in 1987, and moved to the USIS office in 1990.

Kenneth R. Masters.  Mr. Masters was elected a Regional Executive Vice President in January 2007, and serves as director or as an executive officer for several of our subsidiaries.  Mr. Masters has been responsible for the acquisition and oversight of other Program Division entities based in Florida, Indiana, Kansas, Michigan, New Jersey, New York, Oklahoma and Pennsylvania, and recently assumed responsibility for our Parcel Insurance Plan®, based in St. Louis, Missouri. He has served as President of Cal-Surance Associates, Inc., from 1999 until its acquisition by Brown & Brown of California, Inc., one of our subsidiaries, in 2002.  From 2002 to 2007, Mr. Masters served as Chief Executive Officer of the CalSurance division of Brown & Brown of California, Inc.  Prior to joining CalSurance in 1994, he served as a Senior Executive Vice President of Operations with Transamerica Insurance Company.

Michael J. Riordan.   Mr. Riordan was elected a Regional Executive Vice President in April 2008, and serves as director and as an executive officer for several of our subsidiaries. Mr. Riordan is responsible for Hull & Company, Inc. (“Hull”), our wholly-owned subsidiary, and several other Brown & Brown wholesale managing general agency operations, including Graham Rogers, Inc., Braishfield Associates, Inc. and Combined Group Insurance Services, Inc.  Mr. Riordan has been employed at Hull for 27 years.  He was named President of Hull in 2007.  He is past President of the Florida Surplus Lines Association and Past Chairman of Board of Governors of the Florida Surplus Lines Service Office.

Anthony T. Strianese.  Mr. Strianese was elected a Regional Executive Vice President in July 2007, and serves as director and as an executive officer for several of our subsidiaries. Mr. Strianese is responsible for Peachtree Special Risk Brokers, LLC and for certain other wholesale brokerage operations, including ECC Insurance Brokers, Inc., MacDuff Underwriters, Inc. and Decus Insurance Brokers Limited, which commenced operations in 2008 in London, England.  Additionally, Mr. Strianese is responsible for certain of our public entity operations located in Georgia, Texas and Virginia. Mr. Strianese joined Brown & Brown in January 2000 and helped form Peachtree Special Risk Brokers. Prior to joining us, he held leadership positions with The Home Insurance Company and Tri-City Brokers in New York City.

Cory T. Walker. Mr. Walker was named Senior Vice President, Treasurer and Chief Financial Officer in April 2004.  Prior to that time, he had served as our Vice President, Treasurer and Chief Financial Officer from 2000 to 2004.  Mr. Walker also serves as an executive officer for a number of our subsidiaries. Mr. Walker previously served as our Vice President and Chief Financial Officer from 1992 to 1994. From 1995 to 2000, Mr. Walker served as profit center leader of our Oakland, California retail office. Before joining us, Mr. Walker was a Certified Public Accountant and Senior Audit Manager for Ernst & Young LLP.

Robert W. Lloyd.  On January 1, 2009, Mr. Lloyd was named Vice President and General Counsel.  Prior to that time, Mr. Lloyd had served as Vice President and Chief Litigation Officer since October 2006 and as Assistant General Counsel since 2001.   Prior to that, he worked as sales manager and marketing manager, respectively, in our Daytona Beach, Florida retail office.  Before joining us, Mr. Lloyd practiced law with the law firm of Cobb & Cole, P.A. in Daytona Beach, Florida.

Laurel L. Grammig. Ms. Grammig has been our Vice President and Secretary since 1994, and until January 1, 2009, she served as our General Counsel.  Effective as of that date, she was named Chief Corporate Counsel.  Ms. Grammig serves as an executive officer for a number of our subsidiaries. Before joining us, Ms. Grammig was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

Thomas M. Donegan, Jr.  Mr. Donegan was named Vice President, Chief Acquisitions Counsel and Assistant Secretary in January 2008.  Prior to that time, he had been our Vice President, Assistant Secretary and Assistant General Counsel since 2000.  Mr. Donegan serves as an executive officer for a number of our subsidiaries. Before joining us, he practiced law with the law firm of Smith, Gambrell & Russell, LLP in Atlanta, Georgia.

Richard A. Freebourn, Sr.  Mr. Freebourn has served as Vice President – Internal Operations since 2008.  Prior to that time, he served as our Vice President of Internal Operations since 2004, and Director of Internal Operations since 2002.  From 2000 until 2002, he served as our Director of Internal Audit, and from 1998 until 2000, he served as Vice President and Operations Manager of our Indianapolis, Indiana retail profit center.  Mr. Freebourn has been employed by us since 1984.

Board and Board Committee Matters

During 2010, our Board of Directors held four regular meetings and five telephonic special meetings.  Each incumbent director serving during 2010 attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which such director is a member.  The Board expects, but does not require, all directors and director nominees to attend the Annual Shareholders’ Meeting.  All members of the Board attended the 2010 Annual Shareholders’ Meeting.  The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board.  The executive sessions are presided over by the Lead Director, Bradley Currey, Jr.

The NYSE has adopted listing standards relating to director independence. In addition to requiring that directors satisfy certain “bright line” criteria to be deemed “independent,” as that term is defined in the NYSE listing standards, the NYSE listing standards permit the Board to adopt categorical standards to assist it in affirmatively determining that the Company’s directors have no material relationship with the Company that would impair such directors’ independence.  The Board has adopted such categorical standards to assist it in determining director independence, and the standards adopted conform to, or are more exacting than, the independence requirements contained in the NYSE listing standards. The Board has applied these standards in affirmatively determining that certain of the Company’s directors have no material relationship with the Company that would impair such directors’ independence, as explained more fully below.  As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof, based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance and the Company’s Corporate Governance Principles, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion:

●	The director is or has been, within the past three years, employed by the Company, or an immediate family member is an executive officer of the Company;
●
The director receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●	An immediate family member of the director is employed by the Company and receives more than $100,000 per year in direct compensation from the Company;
●
The director is or has been, within the past three years, affiliated with or employed by the Company’s independent auditor, or an immediate family member is or has been, within the past three years, affiliated with or employed in a professional capacity by the Company’s independent auditor;

●
A Company executive is or has been, within the past three years, on the compensation committee of the Board of Directors of a company which employs a Company director, or an immediate family member of that Company director, as an executive officer;

●
The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company, and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year, are more than the greater of two percent (2%) of the annual revenues of that company or $1 million;

●
The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company for borrowed money, or to which the Company is indebted for borrowed money, and the total amount of either of such companies’ indebtedness to the other at the end of the last completed fiscal year is more than two percent (2%) of the other company’s total consolidated assets; or

●
The director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are more than two percent (2%) of that organization’s total annual charitable receipts during its last completed fiscal year.

The Board has applied the foregoing standards and considerations to each current member of the Board and to such Board members’ immediate family members, and has affirmatively determined that the following nine of the eleven current directors have no material relationship with us other than service as a director, and are therefore independent: Samuel P. Bell, III; Hugh M. Brown; Bradley Currey, Jr.; Theodore J. Hoepner; Toni Jennings; Timothy R.M. Main; John R. Riedman; Wendell S. Reilly; and Chilton D. Varner.  In each case, the Board also considered the fact that from time to time, in the ordinary course of business and on usual commercial terms, we and our subsidiaries may provide services in our capacities as insurance intermediaries to various directors of the Company, and to entities in which various directors of the Company have direct or indirect interests.  Additionally, in the case of Messrs. Currey and Hoepner, the Board considered an investment made by these two directors in the stock of a bank holding company in which Messrs. Hyatt Brown and Powell Brown also invested, in which the Company intends to maintain a checking account and for which a subsidiary of the Company provides insurance services and concluded that the investment, which in the aggregate comprised less than five percent of the outstanding stock of the company, was not material.  In the case of Mr. Main, who is employed by J.P. Morgan, the Board considered a contract that was in effect between J.P. Morgan Securities, Inc. (now known as J.P. Morgan Securities LLC (“J.P. Morgan”), and the Company pursuant to which J.P. Morgan was engaged by the Company to act as its financial advisor in connection with a potential acquisition that ultimately did not occur.  The contract was in effect at the time that Mr. Main joined the Board in October 2010, and expired thereafter without the payment of any consideration to J.P. Morgan by the Company.  In the case of Mr. Riedman, the Board considered the lease arrangement described in “Certain Relationships and Related Transactions,” below, and concluded that it did not give rise to a material relationship in light of the amount involved.

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com) and are also available in print to any shareholder who requests a copy from the Secretary at 3101 West Martin Luther King, Jr. Boulevard, Suite 400, Tampa, Florida 33607. The current members of the Audit Committee are Theodore J. Hoepner (Chair),  Hugh M. Brown, Bradley Currey, Jr. and Toni Jennings, each of whom is independent as defined within the NYSE listing standards.  The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with our independent certified public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.  The Audit Committee held four regular meetings and one special telephonic meeting during 2010, and includes at least one audit committee financial expert, Bradley Currey, Jr., among its members.

The Compensation Committee currently consists of Samuel P. Bell (Chair), Theodore J. Hoepner, Toni Jennings and Chilton D. Varner, each of whom is independent as defined in the NYSE listing standards.  The Compensation Committee sets the base salary levels and bonuses for our Chief Executive Officer, and determines the salary levels and bonuses for our other executive officers, including the Named Executive Officers. See “Executive Compensation - Board Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”  The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, our PSP, our 2000 Incentive Stock Plan (“ISO Plan”), which expired December 31, 2008, and our SIP.  The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate.  The Compensation Committee held four regular meetings and two special telephonic meetings in 2010.

The Nominating/Corporate Governance Committee currently consists of Chilton D. Varner (Chair),  Hugh M. Brown, Bradley Currey, Jr. and Wendell S. Reilly, each of whom is independent as defined in the NYSE listing standards.  This Committee’s duties include responsibilities associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Shareholders’ Meeting and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.  The Nominating/Corporate Governance Committee held four regular meetings and one special telephonic meeting in 2010.

The Nominating/Corporate Governance Committee will consider director nominations that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals.  See “Proposals of Shareholders” below.  Such proposals must contain all information with respect to such proposed candidate as required by the SEC’s proxy rules, must address the manner in which the proposed candidate meets the criteria described below, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected.  The Nominating/Corporate Governance Committee has not established “minimum qualifications” for director nominees, because it is the view of the Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.  The Nominating/Corporate Governance Committee will evaluate director candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background,  professional training, designations and certifications; (d) interest in, and willingness to serve on, the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company’s principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company’s competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, committee meetings and periodic Board “retreats” and director education programs.  With respect to diversity, while no formal policy has been proposed or adopted, heterogeneity of points of view, background, experience, credentials, gender and ethnicity is considered desirable, and characterizes the current composition of our Board.

The Nominating/Corporate Governance Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which Board members are or have previously been involved and through which they have become acquainted with qualified candidates.  The Company does not pay any third party a fee to assist in the identification or evaluation of candidates.

In October 2010, Timothy R.M. Main was elected to the Board upon the recommendation of the Nominating/Corporate Governance Committee (the “Committee”).  In April 2010, the shareholders had elected ten directors to the Board; because one Board member did not seek re-election and was not part of the slate of nominees, the size of the Board was reduced from eleven (11) to ten (10).  In October 2010, Mr. Main was elected after the Board voted to increase its size to 11 members.  This was the culmination of a process which began earlier in 2010 when the Chief Executive Officer and the Chair of the Committee proposed to the Committee that Mr. Main be considered as a candidate for Board membership.  Thereafter, the members of the Committee met with Mr. Main, reviewed his credentials and qualifications and subsequently recommended that the Board vote to increase its size to 11 members, and to elect Mr. Main to the open position.  In reaching this recommendation, the Committee considered Mr. Main’s extensive experience with sophisticated financial transactions in the course of his career with J.P. Morgan, his familiarity with the insurance industry and with the structure of major acquisitions in that and other industries, his independence and his indication of interest in serving on the Board.

The Nominating/Corporate Governance Committee has nominated those 11 persons named in “Proposal 1 - Election of Directors” below to stand for election to the Board of Directors at the 2011 Annual Shareholders’ Meeting.

Board Leadership

Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined.  The Board makes this decision based on its evaluation of the circumstances and the specific needs of the Company. Since the retirement of Mr. Hyatt Brown from the position of Chief Executive Officer in 2009, the roles of Chairman and Chief Executive Officer have been separated.  Thus, Mr. Hyatt Brown continues to serve as Chairman of the Board, while Mr. Powell Brown serves as Chief Executive Officer.

We believe that this leadership structure is desirable under present circumstances because it allows Mr. Powell Brown to focus his efforts on running our business and managing the Company in the best interests of our shareholders, while we are able to benefit from Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, service on boards of other publicly-traded companies and proven leadership ability.

Risk Oversight

Our business involves assisting our clients with issues related to risk, and we believe that this insight helps us to more effectively manage our risks.  Our leadership is aware that risks are associated with all enterprises, and that varying degrees of risk are acceptable, and indeed desirable, in different endeavors.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

At the committee level, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of any significant deficiencies or material weaknesses in internal controls. Our Compensation Committee regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. Our Nominating/Corporate Governance Committee considers issues associated with the independence of our Board, corporate governance and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Further, we have several departments that meet regularly to discuss current and potential risks as they arise or may arise within their functional areas.  Our Financial Operations Review Team, which is responsible for the internal audit function, and our Insurance Operations Review Team, which is responsible for the day-to-day monitoring of our internal controls, regularly assess risks and potential risks associated with our operations.  These departments report to our Audit Committee on a quarterly basis, unless more frequent reports are necessary.

Additionally, our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Also, for the past several years, the Chief Executive Officer has annually made a presentation to our Board of Directors about risks associated with our business.  This presentation includes extensive discussion, analysis and categorization of risks with respect to likelihood of occurrence, severity and frequency, as well as consideration of mitigating factors that contribute to lessening the potential adverse consequences associated with such risks (which can never, in any business, be fully eliminated).  This presentation is prepared with input from the Company’s executive officers, including those officers who have regional operational responsibilities.

We believe that our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk taking.  We further believe that the Board’s approach to risk oversight, as described above, optimizes its ability to assess the various risks, make informed decisions, and approach emerging risks in a proactive manner for the Company.  We do not believe that our compensation policies and principles are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers, the full text of each of which can be found in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com), and each of which is available in print to any shareholder who requests a copy by writing our Secretary at 3101 West Martin Luther King, Jr. Boulevard, Suite 400, Tampa, Florida 33607.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, with specified members or committees of our Board, or with non-management directors as a group or with the Lead Director of the non-management directors, Bradley Currey, Jr., by sending correspondence to our Secretary at 3101 West Martin Luther King, Jr. Boulevard, Suite 400, Tampa, Florida 33607, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees.  Communications will be relayed to Directors no later than the next regularly scheduled quarterly meeting of the Board and Board Committees.

Compensation of Directors

During 2010, directors who are not employees of ours were paid $12,000 for attendance at each regular quarterly Board meeting attended in person, $2,000 for attendance at the annual Board “retreat,” $1,500 for attendance at each special Board meeting and $1,500 for each committee meeting attended if such meeting occurred other than in conjunction with regularly scheduled quarterly Board meetings. In addition, the Chairman of the Audit Committee is paid $4,000 in January of each year for services associated with that office. Each director who is not an employee of ours also receives in January of each year $32,000 worth of shares of our common stock, valued as of the close of business on the last business day before the regular January meeting of the Compensation Committee, as additional compensation for such director’s services.

Commencing in 2011, directors who are not employees of ours will be paid $17,500 for attendance at each regular quarterly Board meeting and the Chairpersons of the Compensation and Nominating/Corporate Governance Committees will each receive $2,000 in January of each year for services associated with those offices.  Other compensation described above will remain unchanged.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No director who is an employee of ours receives separate compensation for services rendered as a director.

The following table sets forth cash and other compensation earned by directors who are not Named Executive Officers during 2010:

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Samuel P. Bell, III	57,500	32,004	-	89,504
Hugh M. Brown	64,500	32,004	-	96,504
J. Hyatt Brown(1)	-	-	216,454(2)	216,454
Bradley Currey, Jr.(3)	62,000	32,004	8,120	102,124
Theodore J. Hoepner	62,000	32,004	-	94,004
Toni Jennings	62,000	32,004	-	94,004
Timothy R.M. Main(4)	12,000	-	-	12,000
Wendell S. Reilly	60,500	32,004	-	92,504
John R. Riedman	57,500	32,004	-	89,504
Chilton D. Varner	60,500	32,004	-	92,504

__________

(1)
In addition, we are party to an Aircraft Time-Sharing Agreement with Mr. Hyatt Brown entered into on June 18, 2008, pursuant to which he is authorized to utilize Company aircraft, subject to availability, for personal use in exchange for reimbursement calculated based on a multiple of the cost of fuel plus certain incremental costs associated with a trip.  We had no incremental cost associated with such agreement in 2010 because Mr. Hyatt Brown did not use an aircraft in 2010 under this Aircraft Time-Sharing Agreement.  Thus, no amount related to this Aircraft Time-Sharing Agreement is included for Mr. Hyatt Brown in the “All Other Compensation” column of the Director Compensation Table that appears above.  For additional information concerning compensation paid to Mr. Hyatt Brown, please see “Certain Relationships and Related Transactions,” below.

(2)
Mr. Hyatt Brown received compensation of $189,800 for services rendered to the Company in 2010 with respect to assistance with acquisitions and recruitment.  He also received $26,654 for reimbursement of amounts earned by Company for personal lines insurance purchased by Mr. Hyatt Brown through the Company or its subsidiaries, for business entertainment expenses, and for the cost of certain club membership dues.

(3)	Mr. Currey utilized an airplane owed by the Company for travel from Boston Massachusetts to Atlanta, Georgia on one occasion in 2010. The indicated amount reflects 150% of the fuel cost for the trip.
(4)	Mr. Main joined the Board in October 2010 and therefore was not awarded stock in January 2010.

 Related Party Transactions Policy

Our Board of Directors adopted a written policy governing the approval of related party transactions following our 2007 fiscal year.  “Related Party Transactions” are transactions in which the Company is a participant, the amount involved exceeds $120,000 when all such transactions are aggregated with respect to an individual, and a “related party” had, has or will have a direct or indirect material interest.  “Related parties” are our directors (including any nominees for election as directors), our executive officers, any shareholder who beneficially owns more than five percent (5%) of our outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of ten percent (10%) or more.  Under our Related Party Transactions Policy (the “Policy”), our Chief Corporate Counsel (or our Chief Executive Officer if the related party is the Chief Corporate Counsel or an immediate family member of the Chief Corporate Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy.  If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval or ratification.  If, however, the Chief Corporate Counsel determines that it is not practical to wait until the next meeting of the Nominating/Corporate Governance Committee, the Chair of the Nominating/Corporate Governance Committee shall have the authority to act on behalf of the Nominating/Corporate Governance Committee on whether to approve or ratify a Related Party Transaction (unless the Chair of the Nominating/Corporate Governance Committee is a Related Party in the Related Party Transaction).  In determining whether to approve a Related Party Transaction, the Nominating/Corporate Governance Committee (or, as applicable, the Chair of the Nominating/Corporate Governance Committee) will consider, among other things, the benefits of the transaction to the Company, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally.  The Nominating/Corporate Governance Committee has authority to administer the Policy and to amend it as appropriate from time to time.

Certain Relationships and Related Transactions

John R. Riedman, one of our directors, is Chairman of, and holds an equity interest greater than ten percent (10%) in, Riedman Corporation, the landlord under a lease agreement with one of our subsidiaries, as tenant, with respect to office space in Rochester, New York.  In 2010, the lease provided for payment of annual rent equal to three percent (3.0%) of the annual gross revenues of the Rochester office, or $314,880.  On December 31, 2010, the lease was amended to extend the term by an additional five-year period, at an annual rental rate of $272,496.

J. Hyatt Brown, who is the father of J. Powell Brown, received compensation of $216,454 for services rendered to the Company in 2010 with respect to assistance with acquisitions and recruitment, and for reimbursement of the cost of amounts earned by Company for personal lines insurance purchased by Mr. Hyatt Brown through the Company, for business entertainment expenses and for the cost of certain club membership dues.  Mr. Hyatt Brown serves as Chairman of the Board of the Company.

P. Barrett Brown, who is the son of Mr. Hyatt Brown and the brother of Mr. Powell Brown, serves as executive vice president and profit center leader of the Tampa, Florida office of Brown & Brown of Florida, Inc. and received compensation of $332,842 for services rendered to that subsidiary in 2010.  Carrie Brown, who is married to P. Barrett Brown, is employed by us as Corporate Counsel and received compensation of $175,804 for services rendered in 2010.

            Brian W. Henderson, who is the son of Jim W. Henderson (our former Chief Operations Officer whose employment ceased in August 2010), is employed by Peachtree Special Risk Brokers, LLC, one of our subsidiaries, as a vice president and profit center leader in Boca Raton, Florida and received compensation of $610,811 for services rendered to that subsidiary in 2010.

Richard A. Freebourn, Jr., who is the son of Richard A. Freebourn, Sr., is employed by us as profit center leader and Executive Vice President of the Norfolk, Virginia office of Brown & Brown Insurance Agency of Virginia, Inc., one of our subsidiaries, and received compensation of $260,410 for services rendered to that subsidiary in 2010.

Hugh M. Brown is a director of SunTrust Bank of Orlando, Toni Jennings is a director of SunTrust Bank/Central Florida, and Robert W. Lloyd is a director of SunTrust Bank/East Central Florida.  We have a $50 million revolving credit facility with SunTrust (subject to potential increases up to $100 million).  SunTrust also acts as escrow agent with respect to accounts related to certain acquisitions we have made.  We expect to continue to use SunTrust during 2011 for a substantial portion of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust, and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust.  Payments made to, and received from, SunTrust in 2010 totaled less than one percent (1.0%) of our or SunTrust’s total consolidated revenues.

For additional information concerning transactions with related persons, see “Executive Compensation - Compensation Committee Interlocks and Insider Participation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than ten percent (10%) of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

 Based solely on our review of such reports and written representations from reporting persons, we believe that during 2010, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements, except that Michael Riordan, Regional Executive Vice President, was one day late in reporting a transaction effective on November 24, 2010, due to an oversight.

COMPENSATION DISCUSSION AND ANALYSIS

Our overall compensation philosophy is as follows:

●	Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;
●	Reinforce strategic performance objectives through the use of incentive compensation programs; and
●	Create a mutuality of interest between the executive officers and shareholders through compensation structures that promote the sharing of the rewards and risks of strategic decision-making.

Our compensation system is designed to drive results and has traditionally been tied to increases in net income, pre-tax earnings, and our stock price.  We seek to provide an executive compensation package that is driven by our overall financial performance, the increase in shareholder value, the success of the business units directly impacted by the executive’s performance, and the performance of the individual executive.

We provide a combination of pay elements with the goal of aligning executive incentives with shareholder value. Our executive compensation program includes both short and long-term compensation, with an emphasis on compensation that is tied to corporate and stock price performance. In the case of PSP and SIP, stock price appreciation is fundamental to the realization of a compensation benefit.  By emphasizing longer performance measurement periods by using long-term incentives, we believe we align our executives’ interests with our shareholders’ interests and create an effective retention measure.

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers in 2010 (collectively, the “Named Executive Officers”). Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Base Compensation. Base salaries are designed to provide competitive levels of compensation to our executives, based on scope of responsibility and duties. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. Base salaries remained unchanged for the Named Executive Officers in 2010 in recognition of the adverse economic and insurance market conditions reflected in the Company’s results for 2010.  For additional information concerning compensation determinations for the Chief Executive Officer, please refer to the paragraph captioned “CEO Compensation,” below.

Annual Non-Equity Incentives and Bonuses. In 2010, short-term compensation for Named Executive Officers primarily consisted of a non-equity annual incentive compensation element and, for Mr. Bridges, a discretionary bonus.  Each Named Executive Officer had an opportunity to earn a non-equity incentive compensation amount for 2010 based on objective performance criteria such as the earnings performance of the Company as a whole and, in the case of those executive officers with regional operational responsibilities such as Mr. Bridges, Mr. Penny and Mr. Riley, the performance of the region for which such executive officer was responsible.

With respect to 2010 non-equity incentives and bonuses for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee, after consideration, discussion and review, accepted without modification the recommendations of the Chief Executive Officer, which recommendations were the expected result of the application of the compensation system and formulas established and reviewed with the Compensation Committee and with these officers during 2010.  The 2010 non-equity incentive and bonus for Mr. Powell Brown, Chief Executive Officer, was determined by the Compensation Committee.  For additional information concerning compensation determinations for the Chief Executive Officer, please refer to the paragraph captioned “CEO Compensation,” below.

While not exercised in 2010, the Compensation Committee expressly reserves the right, in its sole discretion, to reduce the annual non-equity incentive for any Named Executive Officer or to pay no annual non-equity incentive at all, if the Company’s performance is unexpectedly poor or if the intended recipient commits acts of malfeasance.

2010 Annual Non-Equity Incentives for Mr. Powell Brown and Mr. Walker

For Mr. Powell Brown and Mr. Walker, whose responsibilities are not tied to a particular region, but rather encompass the Company as a whole, the 2010 non-equity incentive amount was determined by the change in earnings per share in 2010 from 2009.  The non-equity incentive amount for Mr. Powell Brown and Mr. Walker was calculated based on the following formula: [base bonus] times [100% plus the percentage change in earnings per share].

The base bonus amounts for purposes of this calculation were equal to bonus amounts paid in past years to the Chief Executive Officer and Mr. Walker, respectively, which were: in the case of Mr. Powell Brown, $1,137,610; and for Mr. Walker, $325,000.  Our earnings per share in 2010 equaled $1.12, which represented a 3.704% increase over 2009.  As a result, the 2010 non-equity incentive amounts were: for Mr. Powell Brown, $1,179,774; and for Mr. Walker, $337,037.

2010 Annual Non-Equity Incentives for Mr. Bridges and Mr. Penny

For Mr. Bridges and Mr. Penny, as for our other executive officers with regional operational responsibilities other than Mr. Riley, the 2010 non-equity incentive amount consisted of two components:

●
The first component, which affected 40% of the 2010 non-equity incentive amount, was determined by the change in earnings per share in 2010 from 2009.  The first component was calculated based on the following formula: [40%] times [base bonus] times [100% plus the percentage change in earnings per share].  The base bonus amounts for these individuals were: for Mr. Bridges, $650,000; and for Mr. Penny, $650,000.  As discussed above, our earnings per share in 2010 equaled $1.12, which represented a 3.704% increase over 2009.  As a result, the first component of the 2010 non-equity incentive amounts was: for Mr. Bridges, $269,630; and for Mr. Penny, $269,630.

●
The second component, which affected 60% of the 2010 non-equity incentive amount, was determined by the change in pre-tax growth of individual regions.  The second component was calculated based on the following formula: [60%] times [base bonus] times [100% plus (percentage increase in pre-tax growth for the regions for which each of Mr. Bridges and Mr. Penny were responsible in 2010 over 2009)].  As discussed above, the base bonus amounts for these individuals were: for Mr. Bridges, $650,000; and for Mr. Penny, $650,000.  In 2010, Mr. Bridges’ region experienced an increase of 2.97%, and Mr. Penny’s region experienced an increase of 28.42%, in pre-tax growth (after adjustment for gains or losses on sales of books of business and sales of fixed assets, and for certain regional expenses).  As a result, the second component of the 2010 non-equity incentive amounts was: for Mr. Bridges, $401,572; and for Mr. Penny, $487,500.

After application of these formulas, the total non-equity incentive amounts representing the sum of the two components described above were: for Mr. Bridges, $671,202; and for Mr. Penny $757,130.

2010 Annual Non-Equity Incentives for Mr. Riley

In the case of Mr. Riley, who served as Regional President and Chief Acquisitions Officer in 2010, the non-equity incentive amount consisted of three components:

●
The first component, which affected 25% of the 2010 non-equity incentive amount, was determined by the change in earnings per share in 2010 from 2009.  The first component was calculated based on the following formula: [25%] times [base bonus] times [100% plus the percentage change in earnings per share].  The base bonus amount for Mr. Riley was $835,479.   As discussed above, our earnings per share in 2010 equaled $1.12, which represented a 3.704% increase over 2009.  As a result, the first component of the 2010 non-equity incentive amount for Mr. Riley was $216,606.

●
The second component, which affected 25% of the 2010 non-equity incentive amount, was determined by the change in pre-tax growth of the region for which Mr. Riley was responsible.  The second component was calculated based on the following formula: [25%] times [base bonus] times [100% plus (the percentage increase in pre-tax growth of the region for which Mr. Riley was responsible)].  As discussed above, the base bonus amount Mr. Riley was $835,479.  In 2010, Mr. Riley’s region experienced an increase of 24.01% in pre-tax profit (after adjustment for gains or losses on sales of books of business and sales of fixed assets, and for certain regional expenses).  As a result, the second component of the 2010 non-equity incentive amount for Mr. Riley was $259,011.

●
The third component, which affected 50% of the 2010 non-equity incentive amount, was determined based on 2010 acquisition revenues.  The third component was calculated based on the following formula: [50%] times [base bonus] plus [$1,000 times (number of millions in acquisition revenue for 2010 between $30 million and $60 million)] plus [$2,000 times (number of millions in acquisition revenue for 2010 between $60 million and $90 million)].  As discussed above, the base bonus amount Mr. Riley was $835,479.  The 2010 acquisition revenues totaled $72,151,903.  As a result, the third component of the 2010 non-equity incentive amount for Mr. Riley was $472,044.

After application of this formula, the total non-equity incentive amount representing the sum of the three components described above was $947,661 for Mr. Riley.

2010 Discretionary Bonuses

In addition to the non-equity incentives described above, each of the Named Executive Officers was eligible to receive an additional discretionary bonus upon such terms and conditions as might be determined by the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Compensation Committee.  No additional discretionary bonuses were paid to any of the Named Executive Officers for 2010, except that in the case of Mr. Bridges, a one-time payment of $100,000 was paid in February 2011 in recognition of the expansion of his duties in 2010 to include responsibility for the oversight of offices located throughout the western region of the United States.

The 2010 non-equity incentive payouts and discretionary bonuses are also shown in the Summary Compensation Table on page 26 under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns, as applicable.

Long-Term Compensation: Performance Stock Plan, 2000 Incentive Stock Option Plan, and 2010 Stock Incentive Plan. We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision-making and our desire to retain executive officers who have the potential to impact both our short-term and long-term profitability. Long-term incentives are designed to focus attention on long-range objectives and future returns to shareholders, and are presently delivered to the Named Executive Officers through the SIP, and, until its suspension in April 2010, through the PSP. The Compensation Committee administers our SIP, PSP and our ISO Plan, and may grant shares of performance stock under the SIP and, until April of 2010, under the PSP, to key employees based upon compensation levels, sales production levels and performance evaluations. In 2010, grants of stock pursuant to the PSP were made to each of the Named Executive Officers, and one grant of stock pursuant to the SIP was made to the Chief Executive Officer, as described more fully below.

In 2010, the Company adopted, and the shareholders approved, the SIP, including a sub-plan currently applicable only to Decus Insurance Brokers Limited, which, together with its parent company, Decus Holdings (UK) Limited, is our only foreign subsidiary.  Prior to the SIP’s adoption, the only equity incentive plan under which grants could be made was the PSP.  The SIP enables the Compensation Committee to make grants of options and stock appreciation rights as well as performance-based and time-based restricted stock, including grants with vesting conditions identical to those associated with past PSP grants. Following the approval of the SIP by the shareholders of the Company, the PSP was suspended (prior grants under the PSP would remain outstanding for the duration of their terms) and the number of shares available for issuance under the SIP became that number of shares that shareholders had previously approved for future issuance under the PSP, plus any granted PSP or SIP shares that are forfeited in the future.

In the first quarter of 2010, the Compensation Committee became aware that the number of shares granted to Mr. Powell Brown in 2009 under the PSP (the “2009 Grant”) inadvertently exceeded the maximum number of shares that could be granted under the terms of the PSP in a single calendar year, pursuant to a provision of the PSP added by amendment in 2005.  As previously disclosed in the Company’s 2010 Proxy Statement, it was the desire of the Committee to take whatever actions were necessary to assure the validity of a grant of stock to Mr. Powell Brown on the initial terms approved in connection with the 2009 Grant.  In reaching its decision at the time of the 2009 Grant, the Compensation Committee had considered the importance of incentivizing the Chief Executive Officer with a grant for which the vesting of shares is based on shareholder return in the next seven years and on the Chief Executive Officer’s continued service to the Company in the coming two decades.  The Committee took into account the fact that the 20-year “cliff vesting” period associated with this grant exceeds by a substantial margin the vesting periods of the plans in the group of 20 comparable companies reviewed in 2009, none of which had vesting periods in excess of five years.  Thus, at its regular quarterly meeting on April 27, 2010, the Committee approved the replacement of the 2009 Grant, to the extent that it included shares in excess of the maximum number set forth in the PSP, with a new SIP grant with vesting conditions identical to those provided for in connection with the 2009 Grant, subject to shareholder approval of the SIP at the 2010 Annual Shareholders’ Meeting the following day. The vesting conditions imposed upon the 2009 Grant remained unchanged.  Thus, the target stock prices required in order for the first condition of vesting to occur with respect to each 20% increment of the granted shares remained the same, and the seven-year and 20-year periods associated with satisfaction of the first and second conditions of vesting, respectively, end on July 20, 2016 and on July 20, 2029, seven and 20 years, respectively, from the date of the 2009 Grant.

Grants of stock under our SIP, and previously our PSP, are intended to provide an incentive for key employees to achieve our long-range performance goals by providing incentives to remain with us for a long period after the grant date and by tying the vesting of the grant to appreciation of our stock price.

Under the PSP, all of the Named Executive Officers initially received grants in 1996, and thereafter in 1998, 2001, 2003 and 2008, in each instance after the first condition of vesting had been met or forfeiture had occurred with respect to all prior PSP grants (also, the Named Executive Officers received PSP grants in 2010 that replaced a portion of the 2008 PSP grants, as explained more fully below), that included two conditions of vesting: first, the grants “tranche” in increments of twenty percent (20%) each time that the 20-day trading average of our stock price increases by 20% in the five years following the date of the grant. Thus, in the event that the stock price doubles, or increases by 100%, within five years following the date of grant, the first condition of vesting is met with respect to the entire amount of the grant.  Alternatively, if the stock price does not increase by twenty percent (20%) within five (5) years following the date of grant, the first condition of vesting would not be met with respect to any portion of the grant. Once the first condition of vesting is met with respect to any portion of shares granted under the PSP, the grantee is entitled to receive dividends and to vote that portion of the shares. Grant amounts were determined based upon the nature and extent of job duties. Additionally, Mr. Walker received PSP grants in 1997 and 2000, respectively, based upon expansions of his job responsibilities, and Mr. Powell Brown received the 2009 Grant discussed above in connection with being named Chief Executive Officer of the Company. The second condition of vesting for all of the PSP grants to the Named Executive Officers is continued employment with us for a period of fifteen (15) years following the date of grant (or, in the case of the 2009 Grant to Mr. Powell Brown, twenty (20) years following the date of grant) or, if earlier, until the attainment of age 64, or disability or death.

In the first quarter of 2010, the Compensation Committee became aware that the number of PSP shares granted to the Named Executive Officers in 2008 inadvertently exceeded the maximum number of shares permitted under the terms of a provision of the PSP added by amendment in 2005 to maximize the Company’s ability to claim tax deductions under Section 162(m).  In order to assure the validity of the grants and the deductibility of associated expense upon vesting pursuant to Section 162(m), the Committee replaced the 2008 PSP grants to each of these grantees, to the extent that each of those grants exceeded the maximum number of shares provided for in the PSP, with new grants with vesting requirements identical to those associated with the 2008 grants.  Thus, there was no change to the number of shares granted in each instance, the stock price performance condition established with respect to the 2008 grants, or the time periods associated with the satisfaction of the first and second conditions of vesting, which will end on February 26, 2013 (five years from the date of the 2008 grants) and on February 26, 2023 (15 years from the date of the 2008 grants), respectively.  These grants were conditioned upon each grantee’s entry into an agreement that confirms that the new grant replaces the 2008 grant to the extent of the number of shares granted.

CEO Compensation. With respect to the salary and non-equity incentive and bonus of Mr. Powell Brown, the Compensation Committee considered issues associated with the performance of the Chief Executive Officer and the general operating performance of the Company. The performance criteria examined by the Committee in each case included the annual Board evaluations of the performance of the Chief Executive Officer, which were completed with respect to Mr. Powell Brown for 2010, the performance of the Company as reflected in the 3.7% increase in earnings per share in 2010 over 2009, and the salary levels and other compensation of chief executive officers in companies competitive with the Company.  For 2010, the Committee also considered publicly available information concerning the compensation of chief executive officers of four other publicly-held insurance brokers, Aon Corporation, Arthur J. Gallagher & Co., Marsh & McLennan Companies and Willis Group Holdings Limited, taking into account the differences in size of the peer companies as compared with the Company.

Mr. Powell Brown’s salary of $565,000 on an annualized basis, which first became effective July 1, 2009 in recognition of his promotion to the position of Chief Executive Officer, remained unchanged in 2010.  The Compensation Committee did, however, approve an increased base bonus amount for Mr. Powell Brown.  The 2010 non-equity incentive amount for Mr. Powell Brown, which totaled $1,179,744, was calculated as described in the section labeled “Annual Non-Equity Incentives and Bonuses” above.

The Committee reported the salary amount approved for Mr. Powell Brown to the full Board of Directors (excluding Mr. Hyatt Brown and Mr. Powell Brown) in January 2010, and the 2010 non-equity incentive amount in January 2011.

Other Compensation.  As appropriate, and in the reasonable discretion of the Chief Executive Officer, certain golf or social club membership dues of the Named Executive Officers who have responsibility for the entertainment of clients, prospective clients and principals of acquisition prospects are reimbursed by the Company or paid on behalf of the Named Executive Officer. Additionally, the Company reimburses the costs of annual physical examinations that are not otherwise covered by insurance for each of the Named Executive Officers. Along with all other full-time employees, each of the Named Executive Officers is eligible: (a) to receive matching and profit-sharing contributions made by the Company to the 401(k) accounts of participants in the qualified 401(k) Plan sponsored by the Company; (b) to participate in the Company’s Employee Stock Purchase Plan; (c) to participate in group medical, dental and other benefit plans subscribed to by the Company and its subsidiaries; and (d) to the extent permitted by applicable law, for reimbursement of any amounts earned by the Company on personal lines insurance such as homeowners and flood insurance purchased by such employees.  Additionally, the Named Executive Officers receive dividends on PSP and SIP stock granted to them that has met the first (stock price) condition of vesting.

We offer a qualified 401(k) Plan to provide a tax-advantaged savings vehicle. We make matching contributions of two and one-half percent (2.5%) of contributions made by each participant to the 401(k) Plan to encourage employees to save money for their retirement. Additionally, in January of each year, the Board considers a discretionary profit-sharing distribution to 401(k) Plan participants and in January 2010, as in each year for at least the preceding eighteen (18) years, such a distribution, in an amount equaling one and one-half percent (1.5%) of compensation as reflected on each participant’s Wage and Tax Statement on Form W-2, was approved.  These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain key employees.

Policy on Tax Deductibility.  The Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments, including the potential impact of Section 162(m). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding one million dollars in any taxable year for any of the Named Executive Officers, other than compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various awards.  Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation.  Our general policy is to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”), issued by the Financial Accounting Standards Board (“FASB”). The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

Payments in the Event of Change in Control.  None of the Named Executive Officers’ employment agreements include change in control provisions.

The PSP, the SIP and the ISO Plan include change in control provisions. The PSP provides that all granted PSP stock shall become fully vested and nonforfeitable in the event of: (i) the Company’s entry into any agreement to sell all or substantially all of its assets or to enter into any merger, consolidation, reorganization, division or other corporate transaction in which Company stock is converted into another security or into the right to receive securities or property, where such agreement does not provide for the assumption or substitution of PSP stock; (ii) any tender or exchange offer for the Company’s stock accepted by a majority of the shareholders of the Company; or (iii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his parents, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Company stock owned by J. Hyatt Brown prior to his death. The PSP further provides that if any shares of PSP stock become fully vested and nonforfeitable because of the occurrence of these events, the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., under Internal Revenue Code Section 4999 and any successor provision) as well as the amount of any tax liability with respect to such “gross-up” payment. Additionally, the PSP provides that in the event of any “Change in Control” (as defined in the PSP, and excluding the triggering events described above), the Board thereafter shall have the right to take such action with respect to any shares of PSP stock that are forfeitable, or all such shares of PSP stock, as the Board in its sole and absolute discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under the PSP.  The PSP further states that the Board shall have the right to take different action with respect to different “Key Employees” (as defined in the PSP) or different groups of “Key Employees,” as the Board in its sole and absolute discretion deems appropriate under the circumstances. For information concerning the value of the vested PSP stock that each of the Named Executive Officers would have in the event that one of the triggering events described above occurred on the last business day of 2010, please see the table titled “Potential Payments Upon Termination or Change in Control - 2010” below.

The ISO Plan (which expired in 2008) and the SIP provide that all participants, which includes all of the Named Executive Officers (other than, in the case of the SIP, Mr. Riley), shall be deemed to have vested one hundred percent (100%) in all options or, in the case of the SIP, unvested restricted stock grants or stock appreciation rights granted under that plan in the event of such participant’s involuntary or constructive termination of service with us (other than for specified causes, as set forth in the ISO Plan or SIP) within twelve (12) months after a “Transfer of Control” as defined in the ISO Plan and the SIP.  For information concerning the value of the vested options that each of the Named Executive Officers would have under the ISO Plan in the event that termination of employment after “Transfer of Control” had occurred on the last business day of 2010, please see the table titled “Potential Payments Upon Termination or Change in Control - 2010” below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL - 2010

		Before Change in Control	After Change in Control
Name	Benefit	Termination w/o Cause or Resignation for Good Reason($)	Termination w/o Cause or Resignation for Good Reason($)	Voluntary Termination($)	Death($)	Disability($)	Change in Control($)(3)

J. Powell Brown	ISO(1)	-	1,333,956	-	-	-	-
	PSP(1)	-	-	-	3,227,878	3,227,878	5,044,594
	SIP(1)	-	-	-	4,477,738	4,477,738	6,995,337

Cory T. Walker	ISO(1)	-	924,456	-	-	-	-
	PSP(1)	-	-	-	2,975,120	2,975,120	4,650,097

C. Roy Bridges	ISO(1)	-	1,708,547	-	-	-	-
	PSP(1)	-	-	-	3,839,449	3,839,449	5,999,116

J. Scott Penny	ISO(1)	-	991,993	-	-	-	-
	PSP(1)	-	-	-	4,443,791	4,443,791	6,942,353

Thomas E. Riley(2)	ISO(1)	-	2,482,874	-	-	-	-
	PSP(1)	-	-	-	4,316,214	4,316,214	6,743,236
__________

(1)
All figures shown for the value of stock granted under the PSP, SIP and the ISO Plan that would vest upon death, disability or following a change in control are calculated based on the assumption that the triggering event(s) for such vesting took place on December 31, 2010, the last business day of the Company’s last completed fiscal year, and that the price per share of our common stock is $23.94, the closing market price as of that date. For more detailed information concerning the change in control provisions of the PSP, the ISO Plan and the SIP, please see the section titled “Compensation Discussion and Analysis - Payments in the Event of Change in Control” above.

(2)
Mr. Riley’s employment ceased January 3, 2011.  As previously disclosed in a Current Report on Form 8-K filed January 19, 2011, the Company and Mr. Riley finalized a Separation Agreement and Release (the “Agreement”) on January 12, 2011 pursuant to which the Company agreed to pay Mr. Riley, subject to certain conditions, a one-time severance payment of $400,000, and an additional severance payment of $400,000 to be paid in four equal quarterly installments.  In addition, the Company agreed to pay Mr. Riley a severance payment of $22,756, which is an amount equal to the Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation benefits premium obligation for Mr. Riley and his family during the period ending December 31, 2011, to be paid in 12 equal monthly payments.  The Agreement also acknowledged Mr. Riley’s right to receive an annual bonus and non-equity incentive payout for 2010.  To date, the one-time $400,000 severance payment has been paid to Mr. Riley pursuant to the Agreement.

(3)
The figures shown in this column represent amounts that would be paid pursuant to the terms of the PSP, and the SIP in the case of Mr. Powell Brown, in the event of a change in control as defined in the PSP and the SIP.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers serving in such capacity as of December 31, 2010, as well as our former Vice Chairman and Chief Operating Officer, whose employment with the Company ceased in August 2010 (the “Named Executive Officers”) for services rendered to us in such capacity for the year ended December 31, 2010, and, in the case of all except C. Roy Bridges and J. Scott Penny, who were not named executive officers in 2009 or 2008, for the years ended December 31, 2009 and 2008:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation($)	All Other Compensation ($)(4)	Total ($)

J. Powell Brown	2010	565,000	-	-	-	1,179,744	35,520	1,780,264
Chief Executive Officer	2009	499,789	966,969	2,619,056	-	83,133	38,928	4,207,875
and President	2008	398,154	734,667	459,728	861,000	-	32,389	2,485,938

Cory T. Walker	2010	237,538	-	-	-	337,037	71,290	645,865
Chief Financial Officer	2009	246,674	276,250	-	-	23,750	70,537	617,211
Sr. Vice President and	2008	237,354	325,000	408,658	492,000	-	61,115	1,524,127
Treasurer

C. Roy Bridges(5)	2010	394,215	100,000	-	-	671,202	92,983	1,258,400
Regional President

J. Scott Penny	2010	308,844	-	-	-	757,130	63,272	1,129,246
Regional President
and Chief Acquisitions
Officer

Thomas E. Riley	2010	388,052	-	-	-	947,661	91,378	1,427,091
Former Regional President	2009	402,977	348,692	-	-	482,813	90,427	1,324,909
and Chief Acquisitions	2008	387,749	1,027,972	485,263	934,800	-	83,944	2,919,728
Officer

__________

(1)
There was no change in base salary for these officers in 2009 or 2010.  The total salary paid was higher in 2009 than in 2010 or 2008 because there were 27 pay periods in 2009 and only 26 pay periods in 2010 and in 2008.  Mr. Powell Brown’s salary of $565,000 first became effective July 1, 2009 in recognition of his promotion to CEO.  Mr. Bridges’ salary includes reimbursement of expenses in the amount of $54,384.73 that relate to the expansion of his duties to oversee offices located throughout the western region of the United States.

(2)
Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ASC Topic 718 (formerly “SFAS 123(R)”) with respect to stock granted under the PSP to our Named Executive Officers rather than the dollar amount recognized during the fiscal year for financial statement purposes.  The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  See the “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at 2010 Fiscal Year-End” tables for information with respect to stock granted under the PSP prior to 2010.

(3)
Amounts shown under the “Option Awards” column reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ASC Topic 718 (formerly “SFAS 123(R)”) for 2008 with respect to  options granted under the ISO Plan to our Named Executive Officers rather than the dollar amount recognized during the fiscal year for financial statement purposes.  The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.   See the “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at 2010 Fiscal Year-End” tables for information with respect to options granted under the ISO Plan prior to 2008.

(4)	These dollar amounts include the items identified in the table titled “All Other Compensation Table - 2010” below.
(5)
Mr. Bridges’ base bonus payment of $100,000 paid in February 2011 was in recognition of the expansion of his duties to include oversight of offices located throughout the western region of the United States.

ALL OTHER COMPENSATION TABLE - 2010

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Tax Reimbursements ($)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)	Cash Dividends ($)(3)	Total ($)

J. Powell Brown	2010	5,054	-	-	9,800	20,666	35,520
	2009	9,123	-	-	9,800	20,005	38,928
	2008	4,341	-	-	9,200	18,848	32,389

Cory T. Walker	2010	3,484	-	2,698	9,800	55,308	71,290
	2009	531	-	6,668	9,800	53,538	70,537
	2008	1,475	-	-	9,200	50,440	61,115

C. Roy Bridges	2010	14,750	-	1,843	9,800	66,590	92,983

J. Scott Penny	2010	1,460	-	1,908	9,800	50,104	63,272

Thomas E. Riley	2010	3,801	-	-	9,800	77,777	91,378
	2009	1,329	-	4,009	9,800	75,289	90,427
	2008	3,811	-	-	9,200	70,933	83,944
__________

(1)
These amounts include reimbursement of the cost of annual physical examinations to the extent not otherwise covered by insurance and reimbursement of certain club membership dues. For additional information, please see “Compensation Discussion and Analysis - Other Compensation.”

(2)	These amounts include amounts earned by the Company and reimbursed to these employees for personal lines insurance purchased by these employees through the Company or its subsidiaries.
(3)	These amounts represent cash dividends paid on granted PSP shares that have met the first condition of vesting.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table provides information about the range of possible annual incentive cash payouts in respect of 2010 performance.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)(2)	Target ($)	Maximum ($)(3)

J. Powell Brown	-	1,137,610	-
Cory T. Walker	-	325,000	-
C. Roy Bridges	-	650,000	-
J. Scott Penny	-	650,000	-
Thomas E. Riley	-	835,479	-
_________

(1)
The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible annual incentive cash payouts in respect of 2010 performance. If performance was below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)
The possible annual incentive cash payouts do not have an established threshold.  For  this reason, no threshold number is indicated.  For additional information related to the annual cash incentive awards including performance targets and measures, see the "Compensation Discussion and Analysis" section of this proxy statement.

(3)
The possible annual incentive cash payouts do not have an established maximum.  For  this reason, no maximum number is indicated.  For additional information related to the annual cash incentive awards including performance targets and measures, see the "Compensation Discussion and Analysis" section of this proxy statement.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The closing market price of our stock underlying the stock options granted under the ISO Plan was $23.94 per share as of December 31, 2010. The resulting difference between the year-end market price and the adjusted exercise price per share of $15.78 for options granted in 2003 is $8.16 per share and the exercise price of $18.48 for options granted in 2008 is $5.46 per share (per share exercise prices are adjusted to reflect the two-for-one common stock split that became effective November 28, 2005). Therefore, the values at fiscal year-end of unexercised “in-the-money” options granted to the Named Executed Officers are as set forth in the table below:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2010

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(2)	(#)	($)(3)

J. Powell Brown	-	-	50,000	15.78	3/24/2013	-	-	-	-
	29,589	-	140,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	117,280	2,807,683	204,592	4,897,932

Cory T. Walker	-	-	50,000	15.788	3/24/2013	-	-	-	-
	14,589	-	80,000	18.488	2/26/2018	-	-	-	-
	-	-	-	-	-	89,642	2,146,029	34,632	829,090

C. Roy Bridges	-	-	126,016	15.78	3/24/2013	-	-	-	-
	20,589	-	104,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	125,746	3,010,359	34,632	829,090

J. Scott Penny	54,656	-	-	15.78	3/24/2013	-	-	-	-
	20,000	-	80,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	150,990	3,614,701	34,632	829,090

Thomas E. Riley	-	-	108,762	15.78	3/24/2013	-	-	-	-
	32,589	-	152,000	18.48	2/26/2018	-	-	-	-
	-	-	-	-	-	139,169	3,331,706	41,124	984,509
____________________
(1)
Generally, these options vest three months prior to their expiration dates.  This vesting may accelerate, however, in increments of 20% based upon each 20% increase in the stock price above the stock price on the grant date, based on a 20-trading-day average.

(2)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $23.94, the closing market price of our common stock on December 31, 2010.
(3)	The market value shown was determined by multiplying the number of unearned stock shares (at target) by $23.94, the closing market price of our common stock on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED - 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

J. Powell Brown	5,411	30,518	-	-
Cory T. Walker	5,411	30,897	96,000	2,315,520
C. Roy Bridges	5,411	30,897	96,000	2,315,520
J. Scott Penny	57,344	651,499	18,000	434,160
Thomas E. Riley	46,771	558,853	120,000	2,894,400
____________________
(1)
The value realized upon the exercise of options is the difference between the exercise or base price and the market price of our common stock upon exercise.  The value realized was determined without considering any taxes that were owed upon exercise.

(2)	The value realized upon the vesting of stock awards is the number of shares multiplied by the underlying shares on the vesting date.

Employment and Deferred Compensation Agreements

J. Powell Brown, Sam R. Boone, Jr., C. Roy Bridges, Linda S. Downs, Charles H. Lydecker, Kenneth R. Masters, J. Scott Penny, Michael J. Riordan, Anthony Strianese, Cory T. Walker, Robert W. Lloyd, Laurel L. Grammig, Thomas M. Donegan, Jr. and Richard A. Freebourn, Sr. have each entered into standard employment agreements with the Company.  These agreements may be terminated by either party (in the case of Ms. Downs, upon 30 days’ advance written notice). Compensation under these agreements is at amounts agreed upon between us and the employee from time to time.  Thomas E. Riley, whose employment with the Company ceased in January 2011, was also party to a standard employment agreement with the Company.  In all cases, for a period of two years following the termination of employment (three years in the case of Messrs. Powell Brown, Riley, and Ms. Downs), these agreements prohibit the employee from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

Compensation Committee Interlocks and Insider Participation

Since April 2010 the members of our Compensation Committee have been Samuel P. Bell (chair), Theodore J. Hoepner, Toni Jennings and Chilton D. Varner.

Toni Jennings is a director of SunTrust Bank/Central Florida.  We have a $50 million revolving credit facility with SunTrust (subject to potential increases up to $100 million) and SunTrust also acts as escrow agent with respect to accounts related to certain acquisitions we have made. We expect to continue to use SunTrust during 2011 for a substantial portion of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust.  Payments made to, and received from, SunTrust in 2010 totaled less than one percent (1.0%) of our or SunTrust’s total consolidated revenues.

For additional information concerning transactions with related persons, see “Certain Relationships and Related Transactions.”

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and those discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Samuel P. Bell (Chair)
Theodore J. Hoepner
Toni Jennings
Chilton D. Varner

PROPOSAL 1

ELECTION OF DIRECTORS

The eleven (11) nominees for election as directors at the Meeting are: J. Hyatt Brown; Samuel P. Bell, III; Hugh M. Brown; J. Powell Brown; Bradley Currey, Jr.; Theodore J. Hoepner; Toni Jennings; Timothy R.M. Main; Wendell S. Reilly; John R. Riedman; and Chilton D. Varner.  Information concerning each of the nominees is set forth under the caption “Management - Directors and Executive Officers.” All nominees are now members of the Board of Directors.  Nomination of all nominees is for a one (1)-year term until the next Annual Meeting of Shareholders.

Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled.  All nominees have consented to being named in the Proxy Statement and have agreed to serve if elected.  If any nominee for election as a director shall become unable to serve as a director, then proxies will be voted for such substitute nominee as the Nominating/Corporate Governance Committee of the Board of Directors may nominate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to audit the financial statements of Brown & Brown, Inc. for the fiscal year ending December 31, 2011, and to perform other appropriate services. Deloitte & Touche LLP has audited the financial statements of Brown & Brown, Inc. since the fiscal year ended December 31, 2002. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If the shareholders do not approve the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2011, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company’s Board of Directors on June 14, 2000, as amended in 2004 and 2007.  The Audit Committee Charter is posted on the Company’s website (www.bbinsurance.com) in the “Corporate Governance” section, under “Key Documents.”

Each member of the Audit Committee qualifies as “independent” (as that term is defined in the NYSE listing standards, as currently in effect, as well as other statutory, regulatory and other requirements applicable to the Company’s Audit Committee members).

With respect to the fiscal year ended December 31, 2010, the Audit Committee:

(1)           has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accountants;

(2)           has discussed with the independent registered public accountants of the Company the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)           has received and reviewed the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence; and

(4)           based on the review and discussions with management and the independent registered public accountants referenced above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards (“GAAS”) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

AUDIT COMMITTEE

Theodore J. Hoepner (Chair)
Hugh M. Brown
Bradley Currey, Jr.
Toni Jennings

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2010 and 2009:

FEES PAID TO DELOITTE & TOUCHE LLP

Audit Fees

The aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Form 10-Qs and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2010 and 2009, including any out-of-pocket expense, were $757,285 and $729,889, respectively.

Audit-Related Fees

No fees were billed to us by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees” for the fiscal years ended December 31, 2010 and 2009.

Tax Fees

No fees were billed to us by Deloitte & Touche LLP for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2010 or 2009.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services

Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants pursuant to the Audit Committee’s pre-approval policies and procedures in order to assure that the provision of such services does not impair the independent registered public accountants’ independence.  The Audit Committee requires that any proposed engagement of the independent registered public accountants to perform services in addition to those approved in connection with the annual engagement letter entered into with the independent registered public accountants must be considered and approved in advance by the Audit Committee, except that the Committee’s pre-approval for non-audit services is not required to the extent such non-audit services meet the de minimus exception requirements of Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended.  During fiscal year 2010, all services were approved by the Audit Committee in accordance with this policy.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail above under “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success.  Accordingly, our Named Executive Officers are rewarded to the extent of achievement of specific annual goals as well as for the realization of increased long-term shareholder value.

Our Compensation Committee has adopted an approach to executive compensation that we believe allows the Company to retain its executive talent while remaining committed to our core compensation philosophy of paying for performance and aligning executive compensation with shareholder interests.  Accordingly, the Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.  For example, (1) a significant portion of pay is performance-based, (2) compensation is incentive-driven with both short- and long-term focus, and (3) components of compensation are linked to increasing shareholder value.

We are asking our shareholders to indicate their support for our executive officer compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, program and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we will ask our shareholders to vote “FOR” the approval, on an advisory basis, of executive compensation.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL, ON AN ADVISORY BASIS, OF ONE YEAR AS THE INTERVAL AT WHICH AN
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS WILL BE
CONDUCTED

The Dodd-Frank Act also requires that we provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference on how frequently an advisory vote on the compensation of our named executive officers, such as the “say on pay” proposal, above, should be conducted. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from voting on this proposal

After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In determining its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  Our Board and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.  The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

You may cast your vote on your preferred voting frequency of an advisory vote on executive compensation by choosing any one of the following options: an advisory vote every 1 year; an advisory vote every 2 years; an advisory vote every 3 years; or abstaining from voting.  Please note that when casting a vote on this proposal, you will not be voting to approve or disapprove the Board’s recommendation.

 The option that receives the highest number of votes cast by shareholders will indicate the frequency for the advisory vote on executive compensation selected by shareholders casting votes on this Proposal.  Abstentions and broker non-votes will have no effect on the vote.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF 1 YEAR AS THE INTERVAL AT WHICH SHAREHOLDERS ARE PROVIDED AN OPPORTUNITY TO VOTE, ON AN ADVISORY BASIS, ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2012 Annual Meeting of Shareholders must be received by us no later than November 19, 2011 to be included in our proxy statement and form of proxy related to that meeting.  In addition, the proxy solicited by the Board of Directors for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 2, 2012.  All shareholder proposals should be sent to our Secretary at 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607.

OTHER MATTERS

            Our 2010 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement.  We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2010, as filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607, Attention: Secretary.  No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders.  We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at 813-222-4182.  Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future, should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Laurel L. Grammig Secretary

Tampa, Florida
March 18, 2011

ANNUAL MEETING OF SHAREHOLDERS OF

BROWN & BROWN, INC.

The Shores Resort
Atlantic Room
2637 South Atlantic Avenue
Daytona Beach, Florida 32118

Wednesday, April 27, 2011
9:00 a.m.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Shareholders
are available at www.proxy.bbinsurance.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

21130304000000001000 4	042711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3.
AND FOR “1 YEAR” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.		Election of Directors:	2.	The ratification of the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2011.		FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	J. Hyatt Brown				FOR	AGAINST	ABSTAIN
		Samuel P. Bell, III	3.	To approve (on an advisory basis) the compensation of named executive officers.		☐	☐	☐
☐	WITHHOLD AUTHORITY	Hugh M. Brown
	FOR ALL NOMINEES	J. Powell Brown			1 year	2 years	3 years	ABSTAIN
		Bradley Currey, Jr.	4.	An advisory vote on the frequency of holding an advisory vote on the compensation of named executive officers.	☐	☐	☐	☐
☐	FOR ALL EXCEPT	Theodore J. Hoepner
	(See instructions below)	Toni Jennings
Timothy R.M. Main
		Wendell S. Reilly	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting or an adjournment thereof.
John R. Riedman
Chilton D. Varner

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and for “1 YEAR” on Proposal 4.

Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to the name(s) of such nominee(s) as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
		☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

BROWN & BROWN, INC.

The Shores Resort
Atlantic Room
2637 South Atlantic Avenue
Daytona Beach, Florida 32118

Wednesday, April 27, 2011
9:00 a.m.

☐

BROWN & BROWN, INC.

Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders to be Held April 27, 2011

          The undersigned hereby appoints Laurel L. Grammig and Cory T. Walker and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

(Continued and to be signed on the reverse side)

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